EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Growth in 2009 Earnings

LAREDO, Texas—(BUSINESS WIRE)— March 1, 2010—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2009 of $142.7 million compared to $132.1 million, which represents an 8.0 percent increase in net income over the corresponding period in 2008,  prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants. After these amounts, annual net income for 2009 applicable to common shareholders was $129.8 million, or $1.90 diluted earnings per common share ($1.90 per share basic), as compared to net income of $132.1 million or $1.92 diluted earnings per common share ($1.93 per share basic) for the same period of 2008.  Net income for the three months ended December 31, 2009 was $37.1   million, compared to $31.7 million, an increase of 17.0 percent compared to the same period of 2008, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the fourth quarter of 2009 applicable to common shareholders was $33.8 million, or $.50 diluted earnings per common share ($.50 per share basic), as compared to $31.7 million or $.46 diluted earnings per common share ($.47 per share basic) for the same period of 2008, which represents an increase of 6.6 percent in net income available to common shareholders.

Net income for the year ended December 31, 2009 increased by 8.0% compared to the same period in 2008 despite the $25.4 million, after tax, increase in the provision for probable loan losses charged to expense during 2009.  Additionally, an industry-wide FDIC special assessment negatively impacted the Company’s earnings by $3.3 million, after tax, in the second quarter.    The increase in the provision was prompted by management’s analysis of the general weakness in the economy and the impact of that weakness on the Company’s loan portfolio and the related allowance for probable loan losses.  Additionally, net income for 2009 was positively affected by the increasing net interest margin of the Company. While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not immune to the problems associated with the U.S. economy.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2009	2008
	(Dollars in thousands, except per share data) Unaudited

Interest income	$527,377	$564,603
Interest expense	(139,796)	(231,731)
Net interest income	387,581	332,872
Provision for probable loan losses	(58,833)	(19,813)
Non-interest income	201,013	189,809
Non-interest expense	(309,031)	(301,226)

Income before income taxes	220,730	201,642
Income taxes	(77,988)	(69,530)
Net income	$142,742	$132,112
Preferred stock dividends	(12,984)	—

Net income available to common shareholders	$129,758	$132,112

Net income per common share
Basic	$1.90	$1.93
Diluted	$1.90	$1.92

“I’m extremely pleased with the Company’s earnings for 2009, especially in light of this difficult economic environment.  The Company’s strong performance provided the Company the ability to offset the costs of the industry-wide FDIC special assessment and the increasing loan provisioning for probable loan losses.  Additionally, the Company’s strong earnings substantially neutralized the cost of the TARP funding.  We are confident in the strength of our balance sheet and especially the long-term quality of our loan portfolio. We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy during this recession.  We also believe that once the United States economy begins to substantially improve, Texas and Oklahoma will be among the first states to experience further improvement,” said Dennis E. Nixon, President and CEO.

“Additionally, during the year the substantial increase in shareholders’ equity further strengthened the Company’s capital ratios, providing more opportunity for the Company to seek out qualified borrowers and actively lend and invest.  We are committed to serving the needs of our customers as well as enhancing our shareholder value,” commented Mr. Nixon.

Total assets at December 31, 2009 were $11.8 billion compared to $12.4 billion at December 31, 2008.  Total net loans were $5.6 billion at December 31, 2009 compared to $5.8 billion at December 31, 2008. Deposits were $7.2 billion at December 31, 2009 compared to $6.9 billion at December 31, 2008.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 280 facilities and more than 435 ATMs serving 104 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.